Exhibit 99.1

Viasat Welcomes The Baupost Group as Board Observer

CARLSBAD, Calif., October 3, 2018 – Viasat Inc., (Nasdaq: VSAT), a global communications company, announced today it has invited The Baupost Group, L.L.C. (“Baupost”) to participate in meetings of Viasat’s Board of Directors in a non-voting observer capacity.

“As a decade-long investor in Viasat, we remain excited about the Company’s growth potential in both its defense and commercial businesses,” said Greg Ciongoli, partner, The Baupost Group. “We appreciate this opportunity to contribute to boardroom discussions.”

“Baupost has a successful long-term philosophy of value investing,” said Mark Dankberg, chairman and CEO, Viasat. “Inviting Baupost to participate as a Board observer provides us with an opportunity to capitalize on their strategic insight, as well as their valuable financial and investment expertise.”

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Forward-Looking Statements

This press release contains forward-looking statements that are entitled to the protection of the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements about Viasat’s ability to capitalize on the strategic insight, and financial and investment expertise of Baupost. Readers are cautioned that actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the ability to realize the anticipated benefits of Baupost’s participation as an observer; interests that may be different from, or in addition to, those of Viasat stockholders generally; regulatory constraints in the communications industry; Viasat’s response to technological changes, increased competition and shifting market demand; contractual problems, product defects, manufacturing issues or delays, regulatory issues, and technologies not being developed according to anticipated schedules, or that do not perform according to expectations. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.

Copyright © 2018 Viasat, Inc. All rights reserved. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Viasat is a registered trademark of Viasat, Inc.

Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications & PR, +1 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, +1-760-476-2633, IR@viasat.com

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